                          SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant To Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240. 14a-11(c) or Rule 14a-12


                             RF MICRO DEVICES, INC.
                             ----------------------
                (Name of Registrant as Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             RF MICRO DEVICES, INC.
                              7625 THORNDIKE ROAD
                     GREENSBORO, NORTH CAROLINA 27409-9421

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 28, 1998

TO THE SHAREHOLDERS OF RF MICRO DEVICES, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the "Company") will be held on Tuesday, July 28, 1998 at 10:00 A.M. local time, at the Company's principal executive offices at 7625 Thorndike Road, Greensboro, North Carolina, for the following purposes:

          (1) To elect seven directors for one-year terms and until their successors are duly elected and qualified;

          (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; and

          (3) To transact such other business as may properly come before the meeting.

     Pursuant to the provisions of the North Carolina Business Corporation Act, June 15, 1998 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of the Company's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

     A copy of the Annual Report containing the financial statements of the Company for the fiscal year ended March 31, 1998 is enclosed herewith.

                                          By Order of the Board of Directors

                                      /s/ Powell T. Seymore
                                                  Powell T. Seymour
                                                      Secretary

June 26, 1998

     Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                             RF MICRO DEVICES, INC.
                              7625 THORNDIKE ROAD
                     GREENSBORO, NORTH CAROLINA 27409-9421

                                PROXY STATEMENT


     The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held July 28, 1998, at 10:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the "Company"). The approximate date this proxy material is first being sent to shareholders is July 2, 1998. Such solicitation is being made by mail and may be made in person or by fax or telephone by officers or employees of the Company. All expenses incurred in such solicitation will be paid by the Company. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to beneficial owners.


     The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Company's common stock (the "Common Stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing seven directors for one-year terms expiring in 1999; and (2) ratifying the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999.

     Under the laws of North Carolina, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. The proposal to ratify the appointment of auditors for 1998 will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions, shares which are withheld as to voting with respect to nominees for director and shares held as of record by a broker, as nominee, that are not voted with respect to the proposals will not be counted as a vote in favor of or against such proposals and, therefore, will have no effect on the proposal to elect the nominees for directors or the proposal to ratify the appointment of auditors.

                         VOTING SECURITIES OUTSTANDING

     Pursuant to the provisions of the North Carolina Business Corporation Act, June 15, 1998 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Company's Common Stock issued and outstanding on June 15, 1998 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by the Company may only be voted in accordance with the instruments creating the fiduciary capacity. Holders of shares of Common Stock vote together as a voting group on all proposals. As of the close of business on June 15, 1998, there were 16,141,141 shares of Common Stock of the Company outstanding and entitled to vote.

                               SECURITY OWNERSHIP

     The following table sets forth information with respect to the beneficial ownership of Common Stock as of June 15, 1998 by (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Named Executives (as defined in "Compensation of Executive Officers," below) and (iv) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 15, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

                                                              BENEFICIAL OWNERSHIP
                                                              ---------------------
                                                              NUMBER OF
                                                                SHARES     PERCENT
                                                              ----------   --------
TRW Inc.(1).................................................  5,621,487      32.8
Robert G. Paul(2)...........................................    987,562       6.1
Allen Telecom(3)............................................    965,224       6.0
Brantley Ventures Partners II, L.P.(4)......................    923,449       5.7
Walter H. Wilkinson, Jr.(5).................................    765,293       4.7
William J. Pratt(6).........................................    357,575       2.2
Dr. Albert E. Paladino(7)...................................    352,780       2.2
Powell T. Seymour(8)........................................    134,223         *
Jerry D. Neal(9)............................................    112,536         *
David A. Norbury(10)........................................    111,743         *
Erik H. van der Kaay(11)....................................     22,669         *
Arthur E. Geissberger(12)...................................     14,000         *
Robert C. Fleming(13).......................................     10,000         *
Directors and executive officers
  as a group (12 persons)(14)...............................  1,916,501      11.8

---------------

   * Indicates less than one percent
 (1) Includes 1,000,000 shares of Common Stock issuable upon the exercise of a warrant issued to TRW Inc. ("TRW") that is currently exercisable. Terri D. Zinkiewicz, who is a director of the Company, is Controller of TRW's Space and Electronics Group. Ms. Zinkiewicz does not hold any voting or investment power over such shares. TRW's address is 1900 Richmond Road, Cleveland, Ohio 44124.
 (2) Includes 965,224 shares of Common Stock held by Allen Telecom Inc. ("Allen Telecom"). Mr. Paul is President and Chief Executive Officer of Allen Telecom. Mr. Paul disclaims beneficial ownership of such shares.
 (3) Does not include (i) 22,669 shares of Common Stock held by Erik H. van der Kaay, who is a director of the Company and who was, until March 1998, Executive Vice President of Allen Telecom, (ii) 22,338 shares of Common Stock held by Robert G. Paul, who is President and Chief Executive Officer of Allen Telecom, (iii) 25,338 shares of Common Stock held by Phillip W. Colburn, who is Chairman of the Board of Directors of Allen Telecom, and
     (iv) 12,609 shares of Common Stock held by Robert A. Youdelman, who is Executive Vice President and Chief Financial Officer of Allen Telecom. Allen Telecom's address is 25101 Chagrin Boulevard, Beachwood, Ohio 44122.
 (4) Includes 15,000 shares held by Brantley Capital Corporation, which is affiliated with Brantley Ventures Partners II, L.P. ("Brantley"). Brantley's address is Suite 1150, Tower East, 20600 Chagrin Boulevard, Cleveland, Ohio 44122.

 (5) Includes (i) 755,293 shares of Common Stock held by Kitty Hawk Capital Limited Partnership II and (ii) 10,000 shares of Common Stock issuable upon the exercise of options granted under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan"). See "Compensation of Directors," below. Mr. Wilkinson, who is a director of the Company, is a general partner of Kitty Hawk Partners Limited Partnership, which is a general partner of Kitty Hawk Capital Limited Partnership II. Mr. Wilkinson shares voting and investment power over such shares held by Kitty Hawk Capital Limited Partnership II with W. Chris Hegele, who is also a general partner of Kitty Hawk Partners Limited Partnership.
 (6) Includes 32,575 shares of Common Stock issuable upon the exercise of options granted under the 1992 Option Plan. See "Compensation of Executive Officers," below.
 (7) Includes (i) 308,578 shares of Common Stock held by Advanced Technology Ventures III, L.P. and (ii) 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan. See "Compensation of Directors," below. Dr. Paladino, who is a director of the Company, is a general partner of ATV Associates III, L.P., which is a general partner of Advanced Technology Ventures III, L.P. Dr. Paladino shares voting and investment power over shares held by Advanced Technology Ventures III, L.P. with Jos C. Henkens and Pieter J. Schiller, each of whom is also a general partner of ATV Associates III, L.P. Dr. Paladino disclaims beneficial ownership of such shares.
 (8) Includes (i) 2,000 shares of Common Stock held by each of Leah B. Seymour and Christopher M. Seymour, who are children of Mr. Seymour and (ii) 20,223 shares of Common Stock issuable upon the exercise of options granted under the 1992 Option Plan. See "Compensation of Executive Officers," below. Does not include 2,000 shares of Common Stock held by each of Wendy L. Hicks and James M. Mecum, Jr., who are children of Mr. Seymour.
 (9) Includes 20,759 shares of Common Stock issuable upon the exercise of options granted under the 1992 Option Plan. See "Compensation of Executive Officers," below. Does not include 2,000 shares of Common Stock held by each of Jerry D. Neal, II and Judith M. Neal, and 2,500 shares of Common Stock held by each of James A. Pendergrass and Annette L. Neal-Smith, all of whom are children of Mr. Neal.
(10) Includes 18,857 shares of Common Stock issuable upon the exercise of options granted under the 1992 Option Plan. See "Compensation of Executive Officers," below.
(11) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan. See "Compensation of Directors," below. Does not include 965,224 shares of Common Stock held by Allen Telecom, of which Mr. van der Kaay was, until March 1998, Executive Vice President.
(12) Includes 14,000 shares of common stock issuable upon the exercise of options granted under the 1992 Option Plan. See "Compensation of Executive Officers," below.
(13) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan. See "Compensation of Directors," below.
(14) Includes (i) 308,578 shares of Common Stock held by Advanced Technology Ventures III, L.P., of which Dr. Paladino is a general partner of the general partner; (ii) 755,293 shares of Common Stock held by Kitty Hawk Capital Limited Partnership II, of which Mr. Wilkinson is a general partner of the general partner; (iii) 117,436 shares of Common Stock issuable upon the exercise of options granted under the 1992 Option Plan; and (iv) 40,000 shares of Common Stock issuable upon the exercise of options granted under the Director's Plan.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Pursuant to the Company's bylaws, the Board of Directors consists of seven to nine members, as determined by the Board or the shareholders from time to time. The Board has determined that the number of directors within the range shall be seven. Directors are elected annually to serve for one-year terms and until their successors are duly elected and qualified. There are no family relationships among any of the directors or officers of the Company. All nominees presently serve as directors. It is intended that the persons named in the accompanying form of proxy will vote to elect the seven nominees listed below as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of the Company's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy.

     The names of the nominees for election to the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.

NOMINEES FOR ELECTION AS DIRECTORS

                                                                    DIRECTOR OF
                                                                    THE COMPANY
NAME                                                          AGE      SINCE
----                                                          ---   -----------
David A. Norbury............................................  47       1992
William J. Pratt............................................  55       1991
Robert C. Fleming...........................................  41       1993
Dr. Albert E. Paladino......................................  65       1992
Erik H. van der Kaay........................................  58       1996
Walter H. Wilkinson, Jr.....................................  52       1992
Terri D. Zinkiewicz.........................................  43       1997

     David A. Norbury has been President and Chief Executive Officer and a director of the Company since September 1992.

     William J. Pratt, a founder of the Company, was President of the Company from February 1991 to September 1992 and has been Chairman and Chief Technical Officer since September 1992. He has also been a director of the Company since its inception.

     Robert C. Fleming became a director of the Company in November 1993. Mr. Fleming founded Prism Venture Partners I L.P., a venture capital firm based in Westwood, Massachusetts, in November 1995 and has been a general partner of that firm since that time. From July 1993 to April 1995, he was a general partner with Norwest Venture Capital, a Wellesley, Massachusetts-based venture capital firm. From 1989 to June 1993, he was a general partner of Orien Ventures II L.P., a venture capital firm affiliated with The Vista Group of Del Mar, California.

     Dr. Albert E. Paladino became a director of the Company in March 1992. Dr. Paladino has been a general partner of Advanced Technology Ventures, a Boston, Massachusetts-based venture capital firm focused on investments in early stage high technology companies, since 1981.

     Erik H. van der Kaay became a director of the Company in July 1996. Mr. van der Kaay has been President and Chief Executive Officer of Datum, Inc., a synchronization products company based in Irvine, California since April 1998. He was employed in various capacities with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from August 1992 to March 1998.

     Walter H. Wilkinson, Jr. became a director of the Company in March 1992. Mr. Wilkinson is a general partner of Kitty Hawk Capital, a venture capital firm based in Charlotte, North Carolina that he founded in 1980.

     Terri D. Zinkiewicz became a director of the Company in February 1997. Ms. Zinkiewicz has been employed with TRW in various capacities during the past 17 years, most recently as Controller of the Space and Electronics Group.

     Certain of the above directors are also directors of other publicly held companies. Dr. Paladino is a director of TranSwitch Corporation. Mr. van der Kaay is a director of Datum, Inc., SSE Telecom, Inc. and TranSwitch Corporation.

BOARD COMMITTEES

     The Board of Directors has two standing committees, a Compensation Committee and an Audit Committee. The Compensation Committee has the authority to (i) establish and implement the cash and noncash compensation of each officer, salaried employee and agent of or consultant to the Company (subject to any employment or other agreement such officer, employee, agent or consultant may have with the Company) on an annual, semi-annual or other periodic basis; and (ii) establish and implement every personnel policy, collective bargaining agreement, health or dental insurance plan, retirement plan, profit sharing plan, deferred compensation plan, stock option or other stock-based benefit plan, bonus plan, incentive or any other employee benefit plan or agreement provided by the Company to its employees, officers, directors or consultants. The members of the Compensation Committee are Messrs. van der Kaay, Paladino and Wilkinson, none of whom is an employee of the Company.

     The Audit Committee has the authority to (i) nominate an independent public accounting firm to serve as the Company's external auditor for approval by the whole Board of Directors and recommend the compensation of the external auditors to the whole Board of Directors for its approval, (ii) discuss with the Company's external auditors the scope and timing of their examination of the financial records of the Company, with particular attention to those areas where either the Committee or the external auditors believe special attention should be directed, (iii) implement, and solicit the advice of external auditors on, such internal accounting controls, procedures and systems, including an internal auditor department, as may help to ensure accountability and the preparation of complete and correct financial statements, (iv) direct, monitor and discuss with the Company's internal auditors the scope of their examinations, the effectiveness of internal controls, the revision or establishment of new controls and the findings of their audits and their recommendations with respect thereto, (v) direct the internal and external auditors to perform such supplemental reviews or audits as it in its discretion deems appropriate and
(vi) review the external auditor's annual findings and recommendations to management and advise the whole Board of Directors with respect thereto. The members of the Audit Committee are Ms. Zinkiewicz and Messrs. Fleming and Wilkinson, none of whom is an employee of the Company.

     All Directors attended at least 75% of the Board meetings and assigned committee meetings during the fiscal year ended March 31, 1998. The Board held five meetings during the year, the Compensation Committee held four meetings, and the Audit Committee held one meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock are required to report their beneficial ownership of the Common Stock and any changes in that ownership to the Commission. Specific dates for such reporting have been established and the Company is required to report in this Proxy Statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to the Company's knowledge, all of these filing requirements were satisfied by the Company's directors, executive officers and principal shareholders, except that Jerry D. Neal and William A. Priddy each failed to file on a timely basis one report relating to the exercise of options to acquire shares of Common Stock. In making this statement, the Company has relied on the written representations of such reporting persons and copies of the reports that have been filed with the Commission.

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

NAME                                      AGE                    POSITION
----                                      ---                    --------
David A. Norbury........................  47    President, Chief Executive Officer and
                                                  Director
William J. Pratt........................  55    Chairman of the Board, Chief Technical
                                                  Officer and Director
Powell T. Seymour.......................  55    Vice President of Operations and Secretary
Jerry D. Neal...........................  53    Vice President of Sales and Marketing
William A. Priddy, Jr...................  37    Chief Financial Officer, Vice President of
                                                  Administration and Treasurer
Arthur E. Geissberger...................  45    Vice President of Wafer Fabrication
                                                  Operations
Paul R. Lewis...........................  43    Vice President of Quality Assurance

     Set forth below is certain information with respect to the Company's executive officers. Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between executive officers or directors of the Company. Information on Messrs. Norbury and Pratt is included in the Director profiles above.

     Powell T. Seymour, a founder of the Company, has been Vice President of Operations and Secretary of the Company since its inception in February 1991.

     Jerry D. Neal, a founder of the Company, has been its Vice President of Sales and Marketing since May 1991.

     William A. Priddy, Jr. was Controller of the Company from December 1991 to December 1993 and became Treasurer in December 1993 and Vice President of Finance from December 1994 to July 1997. He became Chief Financial Officer and Vice President of Administration in July 1997.

     Arthur E. Geissberger has been Vice President of Wafer Fabrication Operations since July 1996. From February 1991 to July 1996, Mr. Geissberger was employed with Alpha Industries, Inc., a manufacturer of microwave and millimeter-wave frequency components and subsystems based in Methuen, Massachusetts, as GaAs Wafer Fabrication Manager and Manager of Foundry Operations.

     Paul R. Lewis has been Vice President of Quality Assurance since May 1998. From October 1996 to January 1998 he was employed as Director of Manufacturing with Samsung Austin Semiconductor, an integrated circuit manufacturer based in Austin, Texas, and from June 1989 to October 1996 he was employed as Director of Quality Assurance with Hitachi Semiconductor (America), an integrated circuit manufacturer based in Irving, Texas.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table presents information relating to total compensation during the fiscal years ended March 31, 1998 and 1997, of the Chief Executive Officer and the four next most highly compensated executive officers of the Company (the "Named Executives"):


                                                                                          LONG TERM
                                                                                     AWARDS COMPENSATION
                                                           ANNUAL COMPENSATION      ---------------------
                                                        -------------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITIONS                     YEAR   SALARY ($)   BONUS ($)(1)     OPTIONS/SARS (#)
----------------------------                     ----   ----------   ------------   ---------------------
David A. Norbury...............................  1998    $179,615      $     0                   0
  President and Chief                            1997     164,615       64,000              50,000
  Executive Officer
William J. Pratt...............................  1998    $159,769      $     0                   0
  Chairman and Chief                             1997     148,558       49,350              50,000
  Technical Officer
Jerry D. Neal..................................  1998    $140,385      $     0                   0
  Vice President of                              1997     125,016       36,000              30,000
  Sales and Marketing
Arthur E. Geissberger..........................  1998    $139,200      $     0                   0
  Vice President of                              1997     104,616            0              45,000
  Wafer Fabrication Operations
Powell T. Seymour..............................  1998    $120,769      $     0                   0
  Vice President of                              1997     104,616       30,000              20,000
  Operations and
  Secretary


---------------


(1) The Compensation Committee has adopted a discretionary bonus program pursuant to which bonuses may be awarded to officers of the Company from time to time in amounts reflecting the Compensation Committee's evaluation of such officers' contributions to the Company.


     No options to purchase shares of Common Stock were granted to the Named Executives during the fiscal year ended March 31, 1998.

     The following table provides information concerning options for the Common Stock exercised by each of the Named Executives in fiscal 1998, and the value of options held by each at March 31, 1998.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                SHARES                    NUMBER OF SECURITIES              IN-THE-MONEY
                               ACQUIRED                 UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                  ON        VALUED        AT MARCH 31, 1998 (#)         AT MARCH 31, 1998 ($)
                               EXERCISE    REALIZED    ---------------------------   ---------------------------
            NAME                 (#)         ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               --------   ----------   -----------   -------------   -----------   -------------
David A. Norbury.............  100,386    $1,408,775     18,494         68,525        $195,741       $710,618
William J. Pratt.............       --            --     32,211         57,817         392,108        566,132
Jerry D. Neal................   37,277       377,350     20,395         50,245         243,936        552,275
Powell T. Seymour............       --            --     19,859         26,780         256,189        277,812
Arthur E. Geissberger........       --            --      9,000         36,000          99,950        399,800

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The objectives of the Compensation Committee are to enhance the Company's ability to recruit and retain qualified management, motivate executives to achieve established performance goals and to ensure an element of congruity between the financial interests of the Company's management and its shareholders.

     The Compensation Committee considers the following factors in setting the compensation of the Chief Executive Officer and the other executive officers of the Company:

          (1) The overall performance of the Company during the fiscal year in question.

          (2) Individual performance appraisals of the executive officers and their contributions toward the Company's performance goals and other objectives as established by the Company's Board of Directors and the Compensation Committee.

          (3) The compensation packages for executives at other U.S. manufacturers of integrated circuits with similar ranks and levels of responsibility.

          (4) The overall compensation level of all employees of the Company.

     Compensation arrangements adopted by the Compensation Committee include up to four components: (1) a base salary; (2) the grant of options to purchase shares of the Company's Common Stock; (3) a discretionary bonus program pursuant to which bonuses may be awarded to executive officers of the Company from time to time in amounts based both on objective criteria established by the Compensation Committee, such as attainment of revenue, profit and gross margin goals, and on the Compensation Committee's subjective evaluation of such officers' contributions to the Company; and (4) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and participation in the Company's 401(k) plan.

     The Compensation Committee encourages the Company's employees to commit a portion of their base salary to the purchase of the Company's Common Stock through the Employee Stock Purchase Plan. The Compensation Committee believes that substantial equity ownership encourages management to take action favorable to shareholders of the Company.

     During fiscal 1998, Mr. Norbury earned a base salary of $179,615, which represents a 9% increase over his base salary during the preceding fiscal year. At this level, Mr. Norbury's base salary is approximately 3.5 times the average Company employee's salary. Mr. Norbury did not receive a bonus during fiscal 1998, having received a bonus of $64,000 during the previous fiscal year. Mr. Norbury was not awarded any stock options during fiscal 1998 because the Compensation Committee believes that he already has a substantial equity interest in the Company as a result of prior option grants. The Compensation Committee feels that the adjustment in Mr. Norbury's base salary for fiscal 1998 were justified by the results being achieved by the Company -- particularly its steady growth in revenues and its profitability during fiscal 1997 and most of fiscal 1998 -- and by other significant developments then occurring, including the successful completion of the Company's initial public offering and the rapid progress in the construction of the Company's wafer fabrication facility, and believes based on its review of publicly available information concerning the Company's competitors that Mr. Norbury's compensation is well within the range of compensation provided to executives of similar rank and responsibility. The Committee believes that competition for qualified executives in the integrated circuit industry is extremely strong, and that to attract and retain such persons the Company must maintain an overall compensation package similar to those offered by its peer companies.

     Recommendations regarding the base salary of the Company's executive officers other than Mr. Norbury are made to the Compensation Committee by Mr. Norbury and are subject to its approval. Recommendations are made based on a review of such officers' performance and their attainment of mutually agreed upon goals.

     In general, compensation in excess of $1 million to any of the Named Executive Officers may be subject to limitations on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The limits on deduction do not apply to performance-based compensation that satisfies certain requirements. No officer of the Company is expected to earn compensation in excess of $1 million during fiscal 1999, and the Compensation Committee has not adopted any policies with respect to Section 162(m).

     This report has been prepared by members of the Compensation Committee. Members of this committee are:

         Walter H. Wilkinson, Jr. (Chairman)
         Erik H. van der Kaay
         Dr. Albert E. Paladino

EMPLOYEE BENEFIT PLANS

  Equity Plans

     1997 Key Employees' Stock Option Plan. The Company has adopted the 1997 Key Employees' Stock Option Plan (the "1997 Plan"), which provides for the grant of options to purchase Common Stock to key employees and independent contractors in the service of the Company. The 1997 Plan permits the granting of both incentive options and nonqualified options. The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the 1997 Plan may not exceed 1,300,000 shares, subject to adjustment in the event of certain events affecting the Company's capitalization.

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors, which is authorized, subject to the provisions of the 1997 Plan, to determine to whom and at what time options may be granted, the designation of the option as either an incentive option or a nonqualified option, the per share exercise price, the duration of each option, the number of shares subject to each option, the rate and manner of exercise and the timing and form of payment.

     As of March 31, 1998, options to purchase 1,032,139 shares of the Company's common stock had been granted to employees, including the Named Executive Officers, and were outstanding under the 1997 Plan and under the Company's 1992 Stock Option Plan, which was terminated in 1997 but pursuant to which options granted thereunder remain outstanding. The options outstanding at March 31, 1998 had exercise prices ranging from $0.15 to $23.13, with a weighted average exercise price of $5.52 per share and a weighted average remaining contractual life of 8.24 years.

     Employee Stock Purchase Plan. The Company has adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Plan is intended to encourage stock ownership through means of payroll deductions. All regular full-time employees of the Company (including officers) and all other employees whose customary employment is for more than a specified number of months in any calendar year or more than a specified number of hours per week, who in either case have been employed by the Company on the commencement date of the first purchase period under the Stock Purchase Plan for at least three months, may participate in the Stock Purchase Plan. Directors who are not employees are not eligible to participate. An aggregate of 500,000 shares of Common Stock have been reserved for offering under the Stock Purchase Plan and are available for purchase thereunder, subject to anti-dilution adjustments in the event of certain changes in the capital structure of the Company.

     The Company makes no cash contributions to the Stock Purchase Plan, but bears the expenses of its administration. The Stock Purchase Plan is administered by the Compensation Committee, which has authority to establish the number and duration of the purchase periods during the term of the Stock Purchase Plan, and to make rulings and interpretations thereunder.

  Retirement Plan


     401(k) Plan. Each employee is eligible to participate in the Company's fully qualified 401(k) plan after three months of service. An employee may invest a maximum of 15% of pretax earnings in the plan. Employer contributions to the plan are made at the discretion of the Company and the Board of Directors. An employee is fully vested in the employer contribution portion of the plan after completion of five continuous years of service. The Company made contributions to the plan of approximately $110,000 during the fiscal year ended March 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in March 1994, the Board of Directors made all determinations with respect to executive officer compensation. No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company. During the fiscal year ended March 31, 1998, Mr. van der Kaay served on the Compensation Committee. Until March 1998, Mr. van der Kaay was Executive Vice President of Allen Telecom, from which the Company obtained a total of $1.5 million in bridge financing in 1995. Each of the Company's directors, or an affiliate thereof, has purchased securities of the Company, except for Mr. Fleming. Mr. Fleming was formerly associated with Norwest Equity Partners IV and Norwest Equity Partners V, both of which own securities of the Company. See also "Certain Transactions," below.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is eligible to receive $6,000 per year for service as a member of the Board of Directors and $2,000 per year for service on each committee of the Board of Directors on which he or she serves. In addition, all directors are reimbursed for expenses incurred by them in their capacity as directors. Other than the reimbursement of expenses, directors who are employees of the Company do not receive additional compensation for service.

     The Company has adopted the Nonemployee Directors' Option Plan (the "Directors' Option Plan"). Pursuant to the Directors' Option Plan, each director who was not an employee of the Company at the time of consummation of the initial public offering in June 1997, and each nonemployee director of the Company who is first elected to the Board of Directors thereafter, received or will receive options to purchase 10,000 shares of Common Stock of the Company. In addition, each nonemployee director of the Company is eligible to receive an annual award of options to purchase 5,000 shares of Common Stock upon the anniversary of his or her initial grant so long as he or she remains a member of the Board of Directors.

                               PERFORMANCE GRAPH

     The graph set forth below compares, for the period beginning immediately after the Company's initial public offering on June 3, 1997, the "cumulative shareholder return" to shareholders of the Company as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and of the Nasdaq Electronic Components Index (the "Electronic Components Index"), the Company's industry index. The two Nasdaq indices were prepared by the Center for Research Studies in Securities Prices at the University of Chicago. "Cumulative shareholder return" has been computed assuming an investment of $100 at the beginning of the period indicated in the Common Stock of the Company and the stock of the companies included in the Nasdaq Market Index and the Electronic Components Index, and assuming the reinvestment of dividends.

      COMPARISON OF CUMULATIVE TOTAL RETURN AMONG RF MICRO DEVICES, INC.,
              NASDAQ MARKET INDEX AND ELECTRONIC COMPONENTS INDEX

                                                                       ELECTRONIC
               MEASUREMENT PERIOD                      NASDAQ          COMPONENTS         RF MICRO
             (FISCAL YEAR COVERED)                  MARKET INDEX         INDEX         DEVICES, INC.
6/3/97                                                       100.0             100.0             100.0
6/30/97                                                      103.9              98.6             137.5
9/30/97                                                      121.7             129.1             147.9
12/31/97                                                     110.0              95.4              91.7
3/28/98                                                      132.8             106.5             120.8

     The stock price performance graph depicted above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. The stock price performance on the graph is not necessarily an indicator of future price performance.

                              CERTAIN TRANSACTIONS

TRW

     On June 6, 1996, the Company initiated a strategic alliance with TRW and entered into agreements pursuant to which the Company issued to TRW (i) 826,446 shares of Class C Preferred Stock in exchange for $5,000,000 in cash (which shares converted on a one-for-one basis into Common Stock upon the closing of the Company's initial public offering in June 1997); (ii) 2,683,930 shares of Common Stock in exchange for TRW's execution and performance of the license agreement described below (the "License Agreement"), all of which shares were initially subject to certain voting and transfer restrictions as described below; (iii) a convertible note in the maximum principal amount of $10,000,000, convertible into up to 1,111,111 shares of Common Stock (the "TRW Convertible Note"); and (iv) a warrant (the "TRW Warrant") for the purchase, under certain circumstances, of up to 1,000,000 shares of Common Stock at $10.00 per share. The Company also entered into a supply agreement (the "Supply Agreement"), which provides for the purchase by the Company from TRW of certain minimum quantities of GaAs HBT wafers and GaAs epitaxial wafers during the years 1996 to 2000, and TRW has agreed to refrain from taking certain actions regarding control of the Company during the five years following this offering.

  License Agreement

     Pursuant to the License Agreement, TRW granted to the Company fully paid up, royalty-free worldwide licenses with respect to certain of TRW's existing and future GaAs HBT patent rights and MBE process patent rights, in each case with accompanying know-how and technical information, to design, develop, manufacture, market, service and repair certain existing products of the Company and any product with an emitter with a width of one to three microns, in either case provided such products are for commercial wireless communication applications and operate on signals having a frequency of less than 10 GHz. The license with respect to the GaAs HBT patent rights was effective immediately, and the MBE patent right license becomes effective on June 15, 1998, which was the date that the Company's GaAs HBT wafer fabrication facility becomes operational. Both licenses are exclusive as to all persons including TRW, except that TRW has reserved the right to fulfill existing contractual obligations and to provide to customers on an ongoing basis certain specified foundry services. At the option of TRW, the license will become non-exclusive if the Company fails to meet the following revenue goals, as measured in accordance with GAAP, following the date on which the Company's GaAs HBT wafer fabrication facility became operational (June 15, 1998): during the first year, $30 million; during the second year, $65 million; and during the third year, $125 million.

     TRW also granted certain non-exclusive licenses to the Company and agreed to provide certain technical assistance to the Company in connection with the design, construction and operation of the Company's GaAs HBT wafer fabrication facility. The License Agreement provides that TRW will offer to the Company, on the same terms as are offered to third parties, certain non-GaAs HBT process technologies that it develops in the future for a period of ten years following June 15, 1998. The Company has agreed to share with TRW any modifications or improvements and to grant TRW a non-exclusive, royalty-free license to use such modifications or improvements outside the Company's field of use.

  Restricted Stock Agreement


     In connection with its investment in the Company in June 1996, TRW had granted to David A. Norbury, President and Chief Executive Officer of the Company, an irrevocable proxy to vote 2,683,930 of the 4,621,487 shares of common stock beneficially owned by TRW. In accordance with its terms, such proxy will expire on July 15, 1998, 30 days after the date on which the Company's wafer fabrication facility became "operational" for purposes of the agreements between the Company and TRW.

  TRW Convertible Note

     Under the terms of the TRW Convertible Note, the Company borrowed $10 million from TRW. This note, pursuant to its terms, was converted into 1,111,111 shares of Common Stock upon consummation of the Company's initial public offering in June 1997.

  TRW Warrant

     The TRW Warrant provides for the purchase of up to 1,000,000 shares of Common Stock at a price of $10.00 per share. The TRW Warrant became exercisable on June 15, 1998, which was the date on which the Company's wafer fabrication facility became operational, and must be exercised by September 14, 1998.

  Supply Agreement

     Under the terms of the Supply Agreement, the Company has agreed to purchase from TRW, and TRW has agreed to sell to the Company, certain minimum quantities of three-inch GaAs HBT processed wafers and four-inch GaAs epitaxial wafer starting material until December 31, 2000. The estimated minimum annual purchases under the Supply Agreement are $35.0 million, $23.9 million, and $14.9 million in calendar years 1998, 1999 and 2000, respectively.

  Standstill Agreement

     TRW has agreed with the Company and the current holders of Preferred Stock that, before June 6, 2002 (the fifth anniversary of the closing of the Company's initial public offering), it will not, and will cause its affiliates not to, (i) acquire, offer to acquire or agree to acquire, directly or indirectly, any voting securities or rights or options to acquire any assets of the Company or any voting securities of the Company in excess of the lesser of (a) 40% of the Company's equity securities or (b) the actual maximum percentage of the Company's equity securities owned by TRW (assuming conversion by TRW of all of its convertible securities and the exercise of any warrants or options held by
TRW), calculated on a fully diluted basis; (ii) make any public announcement with respect to, or submit any proposal for, any extraordinary transaction involving the Company or its securities or assets; (iii) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a "group" within the meaning of the Exchange Act with respect to any voting securities of the Company; and (v) solicit or encourage any person to propose a business combination or similar transaction with, or a change in control of, the Company. Notwithstanding the foregoing, if any party makes a bona fide offer to purchase all of the outstanding shares of the Company, TRW will be entitled during the 30-day period following notification of such offer to make a counterproposal for all outstanding shares of the Company on the same or better terms and conditions as provided in the offer.

OTHER TRANSACTIONS

     On August 4, 1995, the Company entered into a note and warrant purchase agreement with a subsidiary of Allen Telecom, which is a shareholder of the Company and of which Erik H. van der Kaay, who is a director of the Company, and was, until March 1998, Executive Vice President. This agreement provided for the borrowing by the Company of up to $2,000,000 and for the issuance to such subsidiary of warrants to purchase up to 109,091 shares of Common Stock at a price of $2.75 per share. On August 7, 1995, the Company borrowed $1,000,000 from such subsidiary pursuant to this agreement, which amount earned interest at a rate equal to the prime rate of interest as reported in the Wall Street Journal plus one percent, and issued a warrant for the purchase of up to 54,546 shares of Common Stock for $2.75 per share. On November 10, 1995, the Company borrowed an additional $500,000 pursuant to this agreement, at the same rate of interest, and issued a warrant for the purchase of 27,272 shares of Common Stock for $2.75 per share. Pursuant to the terms of this second warrant, and by virtue of the closing of the sale of 1,818,783 shares of Class C Preferred Stock on November 22, 1995, the number of shares purchasable under this warrant was reduced to 12,400 and the purchase price was increased to $6.048 per share. The Company satisfied its obligations to pay principal and interest on amounts borrowed under this agreement on November 22, 1995, when it repaid $454,279 in cash and issued an aggregate of 178,071 shares of Class C Preferred Stock to the Allen Telecom subsidiary, which shares are now owned directly by Allen Telecom. On March 4, 1998, the Company issued to Allen Telecom an aggregate of 66,946 shares of Common Stock upon the exercise of the warrants described above.

     The Company and all of the current holders of Preferred Stock are party to an agreement pursuant to which such holders have certain rights to require the Company to register the sale of equity securities of the Company held by them, or to include such securities in a registration initiated by the Company.

    PROPOSAL 2 -- RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

     The Audit Committee has appointed the firm of Ernst & Young LLP as independent auditors to examine the books of the Company for the fiscal year ending March 31, 1999, and to report on the consolidated balance sheets, statements of income and other related statements of the Company. Ernst & Young LLP has served as independent auditors for the Company continuously since 1992. Representatives of Ernst & Young LLP are expected to be represent at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders.

     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                       PROPOSALS FOR 1999 ANNUAL MEETING

     Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Shareholders must present such proposal to the Company at its principal office in Greensboro, North Carolina by March 2, 1999 for the proposal to be considered for inclusion in the Company's proxy statement.

     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in the Company's proxy statement, the Company's bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Company not less than 60 nor more than 90 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain a written statement of the shareholder's proposal and the reasons for submitting the proposal and additional specific information if the proposal relates to director nominations, all as stated in the bylaws of the Company.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ William J. Pratt
                                                     William J. Pratt
                                                         Chairman

Dated: June 26, 1998

                                                                      APPENDIX A
                                     PROXY

                             RF MICRO DEVICES, INC.
                          ANNUAL MEETING JULY 28, 1998

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF RF MICRO DEVICES, INC.

   The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the "Company"), appoints David A. Norbury and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at the Company's principal executive offices at 7625 Thorndike Road, Greensboro, North Carolina on July 28, 1998 at 10:00 A.M., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

   THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS DESCRIBED HEREIN IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

1.   Proposal to elect seven directors of the Company for          FOR  AGAINST  ABSTAIN
     one-year term expiring in 1999
                                                                   [ ]    [ ]      [ ]
David A. Norbury, William J. Pratt, Robert C. Fleming, Dr. Albert E. Paladino, Erik H.
van der Kaay, Walter H. Wilkinson, Jr., Terri D. Zinkiewicz

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
     NOMINEE'S NAME IN THE FOLLOWING SPACE. IF AUTHORITY TO VOTE FOR ANY INDIVIDUAL
     NOMINEE IS NOT WITHHELD, THIS PROXY WILL BE VOTED IN FAVOR OF SUCH NOMINEE.)

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

2.   Proposal to ratify the appointment of Ernst & Young LLP as    FOR  AGAINST  ABSTAIN
     the Company's auditors for the fiscal year ending March 31,
     1999                                                          [ ]    [ ]      [ ]

3.   Any other matter that may be submitted to a vote of           FOR  AGAINST  ABSTAIN
     shareholders at the Meeting.
                                                                   [ ]    [ ]      [ ]

 THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE MEETING AND THE PROXY STATEMENT ACCOMPANYING IT.

                                              Dated this    day of        1998.
                                                         ---       -------


                                              ----------------------------------
                                                            (SEAL)

                                              ----------------------------------
                                                            (SEAL)

                                              PLEASE INSERT DATE OF SIGNING.
                                              SIGN EXACTLY AS NAME APPEARS AT
                                              LEFT. WHERE STOCK IS ISSUED IN TWO
                                              OR MORE NAMES, ALL SHOULD SIGN. IF
                                              SIGNING AS ATTORNEY,
                                              ADMINISTRATOR, EXECUTOR, TRUSTEE
                                              OR GUARDIAN, GIVE FULL TITLE AS
                                              SUCH. A CORPORATION SHOULD SIGN BY
                                              AN AUTHORIZED OFFICER AND AFFIX
                                              SEAL.

     (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.)